EXHIBIT 99

                         DARDEN ANNOUNCES RETIREMENT OF
                            CLIFFORD WHITEHILL-YARZA,
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL

ORLANDO, FL - Darden Restaurants, Inc. announced today that Clifford L. Whitehill-Yarza, 68, Senior Vice President, General Counsel and Secretary, will retire this summer after 37 years with the company.

         "Cliff has long been an invaluable member of the senior management team," said Joe R. Lee, Darden Chairman and CEO. "He was part of the acquisition team when General Mills bought Red Lobster in 1970, and since moving over to the restaurant business in 1994 has been an integral part of our effort to become one of the premier casual dining restaurant companies in the world."

         Whitehill-Yarza's post will be filled by Paula Shives, currently General Counsel for Long John Silver's Restaurants, Inc.

         Whitehill-Yarza joined General Mills, Inc. in 1962 as an attorney in the Legal Department. He was named Assistant General Counsel in 1968 and Assistant Secretary and Assistant Treasurer that same year. He added the title of company Vice President in 1971 and was elected General Counsel four years later. The following year he was named a corporate Vice President and became the company's principal legal officer.

         He moved to General Mills' restaurant division in December 1994 as Senior Vice President, General Counsel, and was a key member of the team that oversaw the spin-off of the company's restaurant operations. He helped establish Darden Restaurants as a newly-created public restaurant company, and has continued to serve as a member of the Darden Executive Management Team.

         "Cliff has had a distinguished legal and business career. His impeccable ethics and integrity, his innovative approach to problem solving and his appreciation for the unique challenges of the restaurant business have helped Darden Restaurants build a reputation for having the best leaders in the industry," said Lee.

         Throughout his career, Whitehill-Yarza also has been very active in the community and has held positions with numerous organizations, including: chairman of the council of Better Business Bureaus; director of the National Hispanic Scholarship Fund; director of the American Arbitration Association; trustee of the William Mitchell College of Law; president of the Association of General Counsel; and director of the United Nations Association of the U.S.A.

         A pioneer in the field of dispute resolution, he plans to continue playing an active role in arbitrating commercial disputes and will stay active in the Orlando community with his wife, Daisy.


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         Darden  Restaurants,  with  headquarters  in Orlando,  Florida,  is the world's largest casual dining company, with 1,136 restaurants operating under the Red Lobster, Olive Garden and Bahama Breeze brands, over 113,000 employees and annual sales of $3.3 billion.


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